UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2006

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois		60093
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Sale of Milk-Bone Pet Snacks Brand and Assets

On March 16, 2006, Kraft Foods Inc. (the “Company”) issued a press release in connection with the sale of its Milk-Bone pet snacks brand and assets. A copy of this press release is attached as Exhibit 99.1.

IRS Tax Audit Resolution

The Company files U.S. federal taxes as part of the Altria Group, Inc. (“Altria”) consolidated federal income tax return and under the terms of the Company’s Tax Sharing Agreement with Altria, the Company pays all federal tax liabilities to Altria in cash. In March 2006, the Internal Revenue Service (“IRS”) concluded its examination of Altria’s consolidated tax returns for the years 1996 through 1999 and issued a final Revenue Agent’s Report on March 15, 2006. Altria and the Company have agreed with this Report as to all items relating to the Company. Consequently, Altria will reimburse the Company in cash federal tax reserves of $337 million and pre-tax interest of $46 million ($29 million after tax). The Company will also recognize net state tax reversals of $39 million, resulting in a total net earnings benefit of $405 million or $0.24 per diluted share. A copy of this press release is attached as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

99.1                           Kraft Foods Inc. Press Release, dated March 16, 2006 - Sale of Milk-Bone Pet Snacks Brand and Assets

99.2                           Kraft Foods Inc. Press Release, dated March 16, 2006 - IRS Tax Audit Resolution

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

By:	/s/ JAMES P. DOLLIVE
Name: James P. Dollive
Title: Executive Vice President and Chief Financial Officer

DATE: March 16, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Kraft Foods Inc. Press Release, dated March 16, 2006 - Sale of Milk-Bone Pet Snacks Brand and Assets

99.2	Kraft Foods Inc. Press Release, dated March 16, 2006 - IRS Tax Audit Resolution